Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports First Quarter 2017 Results

NEW YORK, NY, May 3, 2017 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the three months ended March 31, 2017.

Financial Results(1)

•	Generated net income of $54.7 million, or $0.50 per diluted share.

•	Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $73.5 million, or $0.68 per share.

•
Generated FFO as Adjusted of $35.6 million, or $0.33 per share, an increase of 6.5% per share compared to the first quarter of 2016. FFO as Adjusted excludes $39.2 million of non-cash income from acquired leasehold interests at the Shops at Bruckner and a $1.3 million loss on extinguishment of debt at Tonnelle Commons.

Operating Results(1)

•
Increased same-property cash Net Operating Income (“NOI”) by 5.6% compared to the first quarter of 2016 primarily due to rent commencements at Garfield Commons, Kearny Commons and Bergen Town Center along with higher recoveries.

•
Increased same-property cash NOI including properties in redevelopment by 6.6% compared to the first quarter of 2016. Rent commencements at East Hanover warehouses, Walnut Creek and Montehiedra contributed to this growth.

•	Increased consolidated retail portfolio occupancy by 120 basis points to 97.2% compared to March 31, 2016 and remained unchanged compared to December 31, 2016.

•	Increased same-property retail portfolio occupancy by 110 basis points to 98.3% compared to March 31, 2016 and by 20 basis points compared to December 31, 2016.

•
Executed 17 new leases and renewals and exercised options totaling 94,000 square feet (sf) during the quarter. All were same-space leases and generated average rent spreads of 6.2% on a GAAP basis and 1.4% on a cash basis.

Acquisition Activity
Acquired or entered into contracts to acquire nine assets, seven in the New York metro area, totaling $452 million. Funding for these acquisitions comprises $176 million in UE operating partnership units (6.5 million units), $69 million of assumed debt, $117 million in new, non-recourse, mortgage loans and $90 million in cash of which approximately $48 million in cash remains to be funded.

Property	Location	GLA SF	Occupancy

Closed transactions
Yonkers Gateway Center (partial fee and leasehold land interests)	Yonkers, NY	Included in transaction under contract below
Shops at Bruckner	Bronx, NY	114,000	100%
Hudson Mall	Jersey City, NJ	383,000	97%

Property	Location	GLA SF	Occupancy

Transactions under contract
Yonkers Gateway Center (fee and leasehold interests not previously acquired)	Yonkers, NY	436,770	88%
The Plaza at Woodbridge	Woodbridge, NJ	413,013	81%
The Plaza at Cherry Hill	Cherry Hill, NJ	412,969	74%
Manchester Plaza	Manchester, MO	130,934	89%
Millburn Gateway Center	Millburn, NJ	102,725	97%
21 E Broad St/One Lincoln Plaza	Westfield, NJ	21,908	100%
	Total	2,015,319	87%

Development, Redevelopment and Anchor Repositioning Activity

•
Advanced fourteen active projects. Estimated gross costs for active and completed projects total $193 million of which $103 million remains to be funded. These projects are expected to generate an 11% return. Fourteen additional pipeline projects are expected to earn 9% on the projected investment of $70-84 million.

Financing Activity

•
Refinanced the mortgage on Tonnelle Commons in North Bergen, NJ, increasing the loan balance from $74 million to $100 million and reducing the interest rate from 4.59% to 4.18% with a 10-year fixed rate mortgage. Upon repaying the original loan, the Company recognized a $1.3 million loss on extinguishment of debt.

•
Amended the revolving credit facility, increasing borrowing capacity by $100 million to $600 million and extending the maturity date from February 2019 to March 2021 with two six-month extension options.

Balance Sheet Highlights at March 31, 2017(2)

•	Total market capitalization of approximately $4.1 billion comprising 108.1 million, fully diluted common shares valued at $2.8 billion and $1.3 billion of debt.

•	Net debt to total market capitalization of 28%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization ("EBITDA") was 5.9x.

•	$111 million of cash and cash equivalents and no amounts drawn on the $600 million revolving credit facility.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) The tables accompanying this press release provide the calculation of fully diluted common shares and a reconciliation of net income to EBITDA and Adjusted EBITDA.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•
FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, real estate impairment losses, rental property depreciation and amortization expense. The Company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results including transaction costs associated with acquisition and disposition activity and non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 76 properties for the three months ended March 31, 2017 and 2016. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, under contract to be sold, or that are in the foreclosure process during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis for a full quarter. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties.

•
EBITDA and Adjusted EBITDA: EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures utilized by us in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDA and Adjusted EBITDA, as opposed to income before income taxes in various ratios, provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDA, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 76 properties for the three months ended March 31, 2017 and 2016. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, under contract to be sold, or that are in the foreclosure process during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 86 properties totaling 15.2 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline and the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2016 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2017	2016
ASSETS
Real estate, at cost:
Land	$436,088	$384,217
Buildings and improvements	1,719,079	1,650,054
Construction in progress	108,401	99,236
Furniture, fixtures and equipment	5,077	4,993
Total	2,268,645	2,138,500
Accumulated depreciation and amortization	(553,649)	(541,077)
Real estate, net	1,714,996	1,597,423
Cash and cash equivalents	110,974	131,654
Restricted cash	11,812	8,532
Tenant and other receivables, net of allowance for doubtful accounts of $2,557 and $2,332, respectively	11,841	9,340
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $207 and $261, respectively	86,176	87,695
Identified intangible assets, net of accumulated amortization of $23,693 and $22,361, respectively	73,879	30,875
Deferred leasing costs, net of accumulated amortization of $14,555 and $13,909, respectively	19,391	19,241
Deferred financing costs, net of accumulated amortization of $972 and $726, respectively	4,011	1,936
Prepaid expenses and other assets	17,271	17,442
Total assets	$2,050,351	$1,904,138

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,256,955	$1,197,513
Identified intangible liabilities, net of accumulated amortization of $58,657 and $72,528, respectively	145,748	146,991
Accounts payable and accrued expenses	54,286	48,842
Other liabilities	16,154	14,675
Total liabilities	1,473,143	1,408,021
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 99,826,975 and 99,754,900 shares issued and outstanding, respectively	998	997
Additional paid-in capital	489,190	488,375
Accumulated deficit	(419)	(29,066)
Noncontrolling interests:
Redeemable noncontrolling interests	87,068	35,451
Noncontrolling interest in consolidated subsidiaries	371	360
Total equity	577,208	496,117
Total liabilities and equity	$2,050,351	$1,904,138

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
REVENUE
Property rentals	$62,498	$58,929
Tenant expense reimbursements	23,771	22,507
Income from acquired leasehold interest	39,215	—
Management and development fees	479	455
Other income	101	1,177
Total revenue	126,064	83,068
EXPENSES
Depreciation and amortization	15,828	13,915
Real estate taxes	13,392	13,249
Property operating	13,368	12,859
General and administrative	8,081	6,720
Real estate impairment loss	3,164	—
Ground rent	2,670	2,538
Transaction costs	51	50
Provision for doubtful accounts	193	351
Total expenses	56,747	49,682
Operating income	69,317	33,386
Interest income	127	167
Interest and debt expense	(13,115)	(13,429)
Loss on extinguishment of debt	(1,274)	—
Income before income taxes	55,055	20,124
Income tax expense	(320)	(336)
Net income	54,735	19,788
Less (net income) loss attributable to noncontrolling interests in:
Operating partnership	(4,138)	(1,154)
Consolidated subsidiaries	(11)	4
Net income attributable to common shareholders	$50,586	$18,638

Earnings per common share - Basic:	$0.51	$0.19
Earnings per common share - Diluted:	$0.50	$0.19
Weighted average shares outstanding - Basic	99,639	99,265
Weighted average shares outstanding - Diluted	100,093	99,363

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three months ended March 31, 2017. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended March 31, 2017
	(in thousands)	(per share)
Net income	$54,735	$0.51
Less (net income) attributable to noncontrolling interests in:
Operating partnership	(4,138)	(0.04)
Consolidated subsidiaries	(11)	—
Net income attributable to common shareholders	50,586	0.47
Adjustments:
Rental property depreciation and amortization	15,579	0.14
Real estate impairment loss	3,164	0.03
Limited partnership interests in operating partnership	4,138	0.04
FFO Applicable to diluted common shareholders(1)	73,467	0.68

Income from acquired leasehold interest(2)	(39,215)	(0.36)
Loss on extinguishment of debt	1,274	0.01
Transaction costs	51	—
Tenant bankruptcy settlement income	(27)	—
FFO as Adjusted applicable to diluted common shareholders(1)	$35,550	$0.33

Weighted average diluted common shares - FFO(1)	108,255
(1) Refer to the table below for reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.
(2) Income from acquired leasehold interest at the Shops at Bruckner includes the write-off of unamortized intangible liability related to the below-market ground lease acquired and existing straight-line receivable balance.

FFO and FFO as Adjusted are non-GAAP financial measures. The Company believes FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. The Company believes FFO as Adjusted provides additional comparability between historical financial periods. Refer to “Non-GAAP Financial Measures” above.

The following table reflects the reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.

(in thousands)	Three Months Ended March 31, 2017
Weighted average diluted shares used to calculate EPS	100,093
Assumed conversion of OP and LTIP Units to common stock(1)	8,162
Weighted average diluted common shares used to calculate FFO per share	108,255
(1) OP and LTIP Units are excluded from the calculation of earnings per diluted share for the three months ended March 31, 2017 because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three months ended March 31, 2017 and 2016. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended March 31, 2017
(Amounts in thousands)	2017	2016
Net income	$54,735	$19,788
Add: income tax expense	320	336
Income before income taxes	55,055	20,124
Interest income	(127)	(167)
Interest and debt expense	13,115	13,429
Loss on extinguishment of debt	1,274	—
Operating income	69,317	33,386
Depreciation and amortization	15,828	13,915
Real estate impairment loss	3,164	—
General and administrative expense	8,081	6,720
Transaction costs	51	50
NOI	96,441	54,071
Less: non-cash revenue and expenses	(40,801)	(1,811)
Cash NOI(1)	55,640	52,260
Adjustments:
Cash NOI related to properties being redeveloped(1)	(5,452)	(4,676)
Cash NOI related to properties acquired, disposed, or in foreclosure(1)	(1,580)	(493)
Management and development fee income from non-owned properties	(479)	(455)
Tenant bankruptcy settlement income	(27)	(1,150)
Other(2)	(8)	51
Subtotal adjustments	(7,546)	(6,723)
Same-property cash NOI	$48,094	$45,537
Adjustments:
Cash NOI related to properties being redeveloped	5,452	4,676
Same-property cash NOI including properties in redevelopment	$53,546	$50,213
(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.

Cash NOI and same-property cash NOI are non-GAAP financial measures. The Company believes that same-property cash NOI is a widely used and appropriate supplemental measure of operating performance for comparison among REITs. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2017 and 2016. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended March 31, 2017
(Amounts in thousands)	2017	2016
Net income	$54,735	$19,788
Depreciation and amortization	15,828	13,915
Interest and debt expense	13,115	13,429
Income tax expense	320	336
EBITDA	83,998	47,468
Adjustments for Adjusted EBITDA:
Income from acquired leasehold interest	(39,215)	—
Real estate impairment loss	3,164	—
Loss on extinguishment of debt	1,274	—
Transaction costs	51	50
Tenant bankruptcy settlement income	(27)	(1,150)
Adjusted EBITDA	$49,245	$46,368

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” above.

The following table reflects the Company's fully diluted common shares outstanding which is the total number of shares that would be outstanding assuming all possible conversions. Fully diluted common shares outstanding are utilized to calculate our equity market capitalization to allow investors the ability to assess our market value. The sum of the total equity market capitalization and total debt, as calculated in accordance with GAAP, represents the Company's total market capitalization.

March 31, 2017
Common shares outstanding	99,826,975
OP and LTIP units (dilutive)	8,284,166
Fully diluted common shares	108,111,141